Exhibit 2.1

PURCHASE AGREEMENT

FOR THE

ACQUISITION OF

ALL OF THE SHARES OF CAPITAL STOCK AND INTANGIBLES

OF

TOWN & COUNTRY INSURANCE AGENCY, INC.

BY

ENCORE BANK

This Agreement is made and entered into on the 25th day of February, 2004, by and among: Encore Bank, a federal savings bank (hereinafter sometimes referred to as “Encore” or the “Purchaser”), having its principal place of business at 1220 Augusta Drive, Houston, Texas 77057; Town & Country Insurance Agency, Inc., a Texas corporation (hereinafter sometimes referred to as the “Corporation”), having its principal place of business at 10575 Katy Freeway, Suite 150, Houston, Texas, 77024; and all of the Corporation’s stockholders: Raymond L. Nelson (“Nelson”), residing at 13808 Stampford Drive, Houston, Texas 77077; and Robert M. Rathbun (“Rathbun”), residing at 18010 Mountfield, Houston, Texas 77084; (Nelson and Rathbun are hereinafter sometimes collectively referred to as the “Sellers” and each as a “Seller”).

WITNESSETH:

WHEREAS, Nelson owns six hundred sixty-four (664) preferred shares and five hundred (500) common shares of capital stock of the Corporation (collectively, the “Nelson Shares”); and

WHEREAS, Rathbun owns three hundred ninety (390) preferred shares and one hundred fifty (150) common shares of capital stock of the Corporation (the “Rathbun Shares” and, together with the Nelson Shares, the “Stock”); and

WHEREAS, the Sellers desire to transfer and sell to Purchaser the Stock, which constitutes all of the issued and outstanding shares of capital stock of the Corporation, upon the terms and conditions set forth below; and

WHEREAS, Purchaser desires to purchase and acquire from the Sellers the Stock pursuant to the terms and conditions set forth below; and

WHEREAS, Sellers are the owners of certain Shareholder Intangibles (as described below); and

WHEREAS, Purchaser and Sellers intend to enter into a Shareholder Intangibles Purchase Agreement pursuant to which Purchaser will purchase from Sellers the Shareholder Intangibles as defined in the Shareholder Intangible Purchase Agreement; and

WHEREAS, Sellers intend to execute Employment Agreements with Purchaser pursuant to which Sellers will render assistance to Purchaser with respect to the transition of ownership of the Corporation;

NOW, THEREFORE, in consideration of the premises, the mutual covenants herein contained, and other good and valuable consideration, it is hereby agreed as follows:

ARTICLE 1

CERTAIN DEFINITIONS

For purposes of this Agreement the following terms shall have the meaning set forth in this ARTICLE 1:

(a) “Adjusted Closing Date Balance Sheet” shall have the meaning described in ARTICLE 8(c).

(b) “Balance Sheet Adjustment” shall have the meaning described in ARTICLE 3(a).

(c) “Closing Date” shall have the meaning described in ARTICLE 11(a).

(d) “Confidentiality Agreement” shall have the meaning described in ARTICLE 10(a)(v).

(e) “Closing Date Balance Sheet” shall mean that Balance Sheet of the Corporation, as of the Closing Date, as more particularly set forth in ARTICLE 8(a).

(f) “Fixed Stock Purchase Price” shall have the meaning described in ARTICLE 2(c).

(g) “Losses” shall have the meaning described in ARTICLE 15(a).

(h) “Purchase Price” shall have the meaning described in ARTICLE 2(b).

(i) “Purchaser” shall have the meaning described in the preamble to this Agreement.

(j) “Seller” shall have the meaning described in the preamble to this Agreement.

(k) “Sellers” shall have the meaning described in the preamble to this Agreement.

(l) “Stock” shall have the meaning described in the recitals to this Agreement.

(m) “Stock Notes” shall have the meaning described in ARTICLE 2(c)(ii).

(n) “Top Ten Account Net Commissions” shall mean (i) the sum of all gross commissions and fees generated by the Corporation (on a basis consistent with the Corporation’s past practice with regards to its revenue recognition policy as described in ARTICLE 8(a) of this Agreement) from the ten (10) client accounts listed in Exhibit 1(n), (ii) less any commission paid on those same ten accounts to the sub-brokers listed opposite such accounts in Exhibit 1(n) during the forty-eight (48) month period commencing on the Closing Date.

(o) “Variable Payments” shall have the meaning described in ARTICLE 4.

ARTICLE 2

PURCHASE OF STOCK

(a) Subject to the terms and conditions of this Agreement and in reliance on the representations and warranties of each of the parties to this Agreement, each of the Sellers hereby agrees to sell, transfer, assign and deliver his portion of the Stock to Purchaser on the Closing Date and Purchaser hereby agrees to purchase the Stock from the Sellers on the Closing Date.

(b) The purchase price (the “Purchase Price”) for the Stock and Shareholder Intangibles to be purchased by Purchaser from the Sellers pursuant to ARTICLE 2(a) hereof shall consist of the Fixed Stock Purchase Price, as adjusted by the Balance Sheet Adjustment, plus the Variable Payments. The cash payments to be made by Purchaser pursuant to Section 2(c)(i) shall be delivered to Nelson and Rathbun in amounts set forth in a written communication delivered by both Nelson and Rathbun to the Purchaser.

(c) Subject to the Balance Sheet Adjustments described in ARTICLE 3, the “Fixed Stock Purchase Price” shall be FIVE MILLION TWO HUNDRED FORTY-THREE THOUSAND FIVE HUNDRED TWENTY-EIGHT ($5,243,528) DOLLARS. The Fixed Stock Purchase Price shall be paid as follows:

(i) At the Closing, Purchaser shall deliver to Sellers, payable by bank cashier’s checks or a transfer into Encore Bank money market accounts designated in writing by the Sellers, an amount of cash equal to (a) an amount determined by a qualified independent professional appraiser as set forth in the Shareholders’ Intangible Purchase Agreement attached hereto as Exhibit 2(c)(i) (the “Shareholder Intangibles Amount”) and (b) an amount equal to $3,752,000 minus the Shareholder Intangibles Amount.

(ii) Within 45 days of the Closing Date, Purchaser shall deliver promissory notes (referred to herein as the “Stock Notes”), to Nelson and Rathbun (identical to form and substance to Exhibit 2(c)(ii) attached hereto) in the ratios of 63% to Nelson and 37% to Rathbun. The aggregate principal amount of the two Stock Notes shall be equal to the Fixed Stock Purchase Price, minus $3,752,000 plus or minus (as the case may be) any Balance Sheet Adjustment. When the Balance Sheet Adjustment is finally determined, the Stock Notes shall be issued as provided below, along with a cash payment to cover interest (calculated at prime rate plus 1%) from the Closing Date to the date of issuance of the Stock Notes.

ARTICLE 3

BALANCE SHEET ADJUSTMENT TO

FIXED STOCK PURCHASE PRICE

(a) The Fixed Stock Purchase Price shall be subject to an adjustment (the “Balance Sheet Adjustment”) as follows:

(i) If the amount of the Liabilities (as defined below) exceeds the amount of the Liquid Assets (as defined below), the Fixed Stock Purchase Price shall be reduced by the amount of such excess; and

(ii) If the amount of the Liquid Assets exceeds the amount of the Liabilities, the Fixed Stock Purchase Price shall be increased by the amount of such excess.

(b) For purposes of this ARTICLE 3, (i) the term “Liquid Assets” shall mean the assets of the Corporation as reported and shown on the Corporation’s Adjusted Closing Date Balance Sheet, excluding therefrom fixed assets and all intangible assets, such as, by way of illustration, but not limitation, goodwill, covenants and expirations and (ii) the term “Liabilities” shall mean the liabilities of the Corporation as reported and shown on the Corporation’s Adjusted Closing Date Balance Sheet, including any unreported but estimated future liabilities for commission payments to Zapp Insurance Agency, Wimberly Insurance Agency and Natalie Murphy (as described in ARTICLE 8(b) based on the amount of commissions made to such persons in 2003.

(c) Purchaser and the Sellers shall calculate the amount of the Balance Sheet Adjustment, if any, and any revised aggregate principal amount of the Stock Notes based on the final Adjusted Closing Date Balance Sheet referred to in ARTICLE 8.

ARTICLE 4

PAYMENT OF VARIABLE PAYMENTS

In addition to the Fixed Stock Purchase Price, the Purchase Price for the Stock shall include forty-eight (48) variable payments (the “Variable Payments”) equal to 45% of the Top Ten Account Net Commissions generated each month (calculated on a basis consistent with the Corporation’s past practice with regard to its revenue recognition policy as described in ARTICLE 8(a) of this Agreement). Each monthly payment will be paid by the Purchaser to the Sellers (on the basis of 63% to Nelson and 37% to Rathbun) within 20 days following the close of each calendar month during the 48-month period. Purchaser will provide to the Sellers a summary of all gross commissions and fees generated and all sub-broker commissions included in the calculation of the Top Ten Account Net Commissions with each monthly Variable Payment made. Sellers shall have ten (10) days from the receipt thereof to dispute in writing each Variable Payment summary. Purchaser and Sellers agree to work together to resolve any disputed Variable Payment amounts within five (5) days of written notice of dispute. If Purchaser and Sellers are unable to resolve the Variable Payment dispute, such dispute will be resolved by a certified public accountant mutually agreed upon by Purchaser and Sellers, the cost of which shall be borne one-half by Purchaser and one-half by Sellers. All Variable Payments made will be treated as a part of the Purchase Price for tax reporting purposes by Purchaser and Sellers. Purchaser agrees that the Corporation shall continue to service the accounts included in the calculation of the Top Ten Account Net Commissions and utilize sub-brokers in a manner consistent with past practice.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

OF SELLERS

Each of the Sellers, severally and not jointly, knowing and intending that Purchaser is relying on such representations and warranties in entering into this Agreement, hereby represent and warrant to Purchaser as follows:

(a) Such Seller is the sole owner of the number and type of shares of Stock of the Corporation set forth opposite his name below free and clear of all claims, including, by way of illustration, but not limitation, any liens, voting or buy-sell agreements and encumbrances whatsoever, and has the right to transfer such Stock as contemplated by this Agreement:

Nelson	500 Common Shares and 664 Preferred Shares

Rathbun	150 Common Shares and 390 Preferred Shares

(b) The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) to the knowledge of such Seller, violate any law to which such Seller is subject or (ii) materially violate the terms of any agreement to which such Seller is a party or by which he is bound.

(c) Other than as a holder of equity or debt securities of a publicly held corporation of which such Seller owns less than one percent (1%) of any class of outstanding securities, such Seller does not own any interest in a corporation, partnership or limited liability company engaged in insurance production, insurance consulting or risk management other than the Corporation.

(d) Such Seller has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform such Seller’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the valid and binding obligations of such Seller, enforceable against such Seller in accordance with the terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

(e) The certificates for the shares of Stock of such Seller to be delivered to Purchaser pursuant to this Agreement shall be in proper form for transfer and all requirements for the transfer and delivery of the said shares to and for vesting good and marketable title in Purchaser shall have been complied with and upon delivery of the said shares to Purchaser, Purchaser will acquire good and marketable title to all such shares free and clear of all claims, liens, equities or encumbrances or restrictions of any kind.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

OF SELLERS AND THE CORPORATION

Each of the Sellers and the Company, jointly and severally, knowing and intending that Purchaser is relying on such representations and warranties in entering into this Agreement, hereby represent and warrant to Purchaser as follows:

(a) The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all necessary corporate power and authority to own, lease and operate the assets and properties now owned and operated by it as of the Closing. True and complete copies of Corporation’s Certificate of Incorporation and Bylaws are attached hereto as Schedule 6(a). The Corporation’s execution of this Agreement and the performance of its obligations hereunder have been duly approved by the Board of Directors of the Corporation and ratified by the Sellers as the shareholders of the Corporation.

(b) The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) to the knowledge of Sellers and the Corporation, violate any law to which the Corporation are subject or (ii) materially violate the terms of any agreement to which the Corporation are a party or by which it is bound.

(c) All franchise, business, personal property, sales, use and income tax, employment taxes including withholding taxes and other taxes, whether federal, state or local, imposed or assessed upon the Corporation for any and every period before the date hereof and before the Closing Date (including interest and penalties, if any) have been paid by the Corporation (or will have been paid by the Corporation prior to the Closing Date or included on the Adjusted Closing Date Balance Sheet), and the Corporation has filed, or shall have filed, on or before the respective due dates therefor, all returns and/or reports required to be filed in connection with such taxes for any and every such period. This representation and warranty applies to taxes due and owing on the Closing Date irrespective of when same may be assessed. True and complete copies of the Corporation’s federal income tax returns for its fiscal years ended December 31, 2001, 2002 and 2003 are attached hereto as Schedule 6(c). The Internal Revenue Service has not provided Sellers or the Corporation with any notice of an audit of the Corporation’s tax returns for the aforesaid years.

(d) The Corporation’s balance sheets as of December 31, 2003, 2002 and 2001, and the related statements of income and retained earnings for the years then ended, have been audited by Svadlenak, See & Company, P.C., 1600 70 W Hurst Drive, Houston, Texas 77043 and are attached hereto as Schedule 6(d). These financial statements fairly present the financial condition of the Corporation as of said dates and the results of its operations for the periods then ended and are prepared using a modified accrual basis of accounting consistent with that used for filing the Corporation’s tax returns.

(e) Except as described in Schedule 6(e), (i) there has been no adverse change in the business, properties or financial condition of the Corporation since December 31, 2003, which, in the aggregate, exceeds $10,000 and (ii) there has been no loss of any individual client since December 31, 2003 which represents more than $20,000 in annual net revenue to the Corporation or no net aggregate loss of all clients since December 31, 2003 which represents more than $50,000 in annual net revenue to the Corporation.

(f) The Closing Date Balance Sheet to be prepared and submitted by the Sellers pursuant to ARTICLE 8 of this Agreement shall fairly present the financial position of the Corporation as of the Closing Date based on a modified accrual basis of accounting consistent with that used for filing the Corporation’s federal income tax returns and the December 31, 2003 financial statements of the Corporation attached as part of Schedule 6(d). Such Closing Date Balance Sheet will fairly present the financial condition of the Corporation as of the Closing Date.

(g) The Corporation operates as an insurance agent/broker and is duly licensed in Texas by the Texas Department of Insurance and in any other jurisdiction within which it is required to be licensed, except where the failure to be so licensed would not have a material adverse effect on the Corporation. Schedule 6(g)(i) is a listing of all jurisdictions in which Corporation is licensed. To the knowledge of the Sellers and the Corporation after due inquiry, all personnel (except for those who are exempt under the regulation of the Texas Department of Insurance) of the Corporation are duly licensed by the Texas Department of Insurance. Schedule 6(g) (ii) is a listing of all licensed personnel and all exempt personnel.

(h) There presently is no claim, legal action, suit, arbitration, or governmental investigation (including, but not limited to, those by the Texas Department of Insurance or any other state’s insurance regulatory agency) of or relating to the Corporation or its business pending or, to the Sellers’ knowledge, threatened. Neither the Corporation nor the Sellers are aware of existing circumstances which would give rise to any adverse governmental investigation, legal proceeding or other investigatory matter that would reasonably be expected to have a material adverse effect on the Corporation.

(i) The Corporation has all of the permits, consents and approvals of government agencies which have jurisdiction over the Corporation’s business that are necessary in order to operate the Corporation’s business in the places and in the manner currently conducted and is in material compliance with all of the rules and regulations of the Texas Department of Insurance.

(j) Attached as Schedule 6(j) are all of the Corporation’s current agency appointments with insurance companies. To the knowledge of the Sellers and the Corporation, such agency appointments are in full force and effect as of the date of this Agreement and there is no relationship with any of such insurance companies with the Company considers to be materially unsatisfactory. The agency appointments of the Corporation did not change during 2002 or 2003, other than as disclosed in Schedule 6(j), nor, to the knowledge of the Sellers and the Corporation, is any agency appointment reasonably expected to be terminated prior to the Closing Date.

(k) The Corporation has maintained for a minimum of the last five years a policy of errors and omission insurance on a “claims made basis” with limits of liability of not less than $5,000,000 per occurrence. Attached as Schedule 6(k) is a summary of claims paid under the Corporation’s errors and omissions insurance for the last three calendar years.

(l) The authorized capital stock of the Corporation consists of 1,000 shares of $1 par value common stock, and 5,000 shares of $1 par value preferred stock. As of the date hereof and as of the Closing Date, there will be 650 shares of common stock issued and outstanding and 1,054 shares of preferred stock issued and outstanding. The current ownership of the Stock is as follows:

Nelson	500 Common Shares and 664 Preferred Shares

Rathbun	150 Common Shares and 390 Preferred Shares

To the Corporation’s knowledge, the Stock is owned by the Sellers free and clear of all claims, including, by way of illustration, but not limitation, any liens, voting or buy-sell agreements and encumbrances whatsoever. There are no outstanding options, restricted stock plans, phantom stock plans or rights to acquire or purchase in respect of the authorized or outstanding shares of capital stock of the Corporation.

(m) For the fiscal year ended December 31, 2003 the Corporation had net commission revenue as shown on Schedule 6(m). Included in the Corporation’s net commission revenue for 2003 was $270,115 associated with the accounts included on Exhibit 1(n).

(n) The Corporation does not have and it never has had any wholly owned operating subsidiaries. Except as set forth on Schedule 6(n), no corporation has ever been merged with or into the Corporation.

(o) Except for de minimis quantities associated with office equipment and general office operations, the Corporation has not used any hazardous substances (as defined in the Industrial Site Recovery Act (“ISRA”)) at any location and no hazardous substances shall be placed on or used at the Corporation’s offices by the Sellers or the Corporation’s employees through the Closing Date. The Sellers and the Corporation represent that to their knowledge (i) the Corporation is not liable for any investigation, remediation or removal of hazardous substances from the Corporation’s sites, past or present and (ii) and no set of circumstances exists which could reasonably be expected to result in an action, claim or proceeding against the Corporation or whereby the Corporation could be named as potentially responsible party for environmental contamination. The Sellers represent that to their knowledge no properties now leased or previously leased by the Corporation contain (i) underground storage tanks, active or abandoned, which contain hazardous substances, (ii) asbestos-containing materials or structural asbestos, which could pose a risk of harm to employees or the general public, or (iii) or PBC or PCB-contaminated equipment. The Sellers represent that to their knowledge the Corporation does not have any contingent liability in connection with any release of any hazardous or toxic waste, substance, constituent or other substance into the environment and none of the Corporation’s operations involves the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. The Corporation has never owned any real property except for leasehold interests.

(p) To their knowledge, Sellers and the Corporation are not aware of any circumstances or conditions which could reasonably be expected to result in the Corporation’s incurring any employment discharge liability or employment termination claims or any other employment-related liabilities, obligations or claims such as, by way of illustration, but not limitation, claims for sexual harassment, disability, discrimination or discrimination based on any protected conduct, status, ethnicity or the like, etc., from any present or former employees.

(q) Attached as Schedule 6(q) is an accurate list of each employee of the Corporation during 2003 which accurately indicates the aggregate compensation paid to such employee on a Form W-2 basis during 2003. None of the employees received any compensation from the Corporation during 2003 other than as reported on Form W-2.

(r) Each employee of the Corporation as of the date hereof is listed on Schedule 6((r)). There are no written employment agreements with any employee of the Corporation except as set forth on Schedule 6(r).

(s) Attached as Schedule 6(s) is a list of all employee benefit plans which are or over the last five years have been maintained or contributed to by the Corporation or to which the Corporation has ever been obligated to contribute with respect to which the Corporation has any current or ongoing liabilities or obligations. The Sellers have made available to Purchaser true and correct copies of all employee benefit plans listed on Schedule 6(s).

(t) The Corporation has maintained a profit sharing plan which is qualified under Section 401 of the Internal Revenue Code of 1986 (the “IRC”). The Corporation has received a favorable ruling (determination letter) from the Internal Revenue Service as to the plans’ qualified status under Section 401 et. seq. of the IRC. The Corporation has timely made all contributions required of it and has caused to be prepared, and timely filed, all tax reporting forms and withheld and paid over any and all appropriate withholding taxes due on employee distributions from the plan. The Corporation’s financial books and records as of the Closing Date shall reflect a liability for any payments required of the Corporation on account of employee contributions made on or prior to that date. Other than as set forth above, the Corporation has no liability to any deferred compensation plan, trustee or employee for deferred compensation, whether pursuant to a pension, profit sharing, so-called Code Section 401(k) plan, or pursuant to a separate agreement with any employee, whether written or otherwise.

(u) No representation or warranty by the Sellers and Corporation contained in this Agreement or any statement or document furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, taken as a whole, not misleading.

(v) Except as disclosed in Schedule 6(v), neither the Sellers nor the Corporation have disclosed, divulged nor shown the list of insured comprising the client accounts of the Corporation (or any material part thereof) and related policy expiration dates to any third party during 2001, 2002 or 2003, nor will they do so subsequent to the date of execution of this Agreement.

(w) Attached as Schedule 6(w) is an accurate list of each agency or independent producer or brokerage contract or written agreement regarding insurance production and brokerage by and between the Corporation, on the one hand, and any other entity or person, on the other hand.

(x) Attached as Schedule 6(x) is an accurate list and copy of all leases, including operating leases and so-called finance or capital leases to which the Corporation is a party.

(y) Except as disclosed in Schedule 6(y), the Corporation does not have any liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor in respect of the obligation, indebtedness or liability of any person.

(z) Subsequent to December 31, 2003, the Corporation has not made any loan or advance to any shareholder or key employee except in the ordinary course of business and that the aggregate amount of all such loans and advances shall not substantially exceed the amounts set forth in the Corporation’s financial statement as of December 31, 2003.

(aa) To the Sellers’ and the Corporation’s knowledge, except as disclosed in Schedule 6(aa) and except for consents, authorizations and approvals by the Office of Thrift Supervision or any other bank regulatory agency required because of Purchaser’s status as a federal savings bank, no consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration or filing is required by Corporation or the Sellers in connection with the execution, delivery or performance of this Agreement or any other agreement, document or instrument required to be executed and delivered by Corporation or the Sellers pursuant hereto or in connection herewith where the consummation of the transactions contemplated hereby would be a violation of (i) any governmental authority or any court or other tribunal or (ii) any contract, indenture, mortgage, lease, license or other agreement or instrument to which Corporation or the Sellers is a party or by which Corporation or the Sellers or any of their respective assets or properties is subject or bound.

(bb) The Corporation has complied in all material respects with all applicable laws relating to the hiring and employment of employees and independent contractors, including, without limitation, those related to discrimination, wages, hours, employee pension and welfare benefit plans, and the payment of (and withholding for) income, Social Security, unemployment and other taxes, and the Corporation is not currently liable for any penalties or damages for failure to comply with any of the foregoing.

(cc) Attached as Schedule 6(cc) is an accurate list of each person who has had a prior affiliation with the Corporation in a capacity as an employee, employee-producer, independent producer, director or stockholder to whom the Corporation owes any money or to whom the Corporation has any obligation to make payments and shows the aggregate amount of indebtedness and/or the periodic payments required to such person.

(dd) Schedule 6(dd), attached hereto, represents a brief summary of each policy of insurance carried by the Corporation.

(ee) Neither the Sellers nor the Corporation have granted any power of attorney or comparable delegation of authority, which would be binding on the Corporation after the Closing Date.

(ff) This Agreement has been duly and validly executed and delivered by the Corporation and constitutes the valid and binding obligations of the Corporation, enforceable against the Corporation in accordance with the terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

(gg) Sellers have furnished to Purchaser on Schedule 6(gg) a list of all bank accounts and safe deposit boxes maintained by the Corporation, the names of all persons authorized to draw thereon or that have access thereto, and all certificates of deposit owned by Corporation.

(hh) The minute books and stock transfer ledgers of the Corporation are complete and correct in all material respects.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser, knowing and intending that Sellers are relying on such representations and warranties in entering into this Agreement, hereby represents and warrants to Sellers as follows:

(a) Purchaser is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America, and has all necessary corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate the assets and properties now owned and operated by it as of the Closing. Purchaser is duly qualified to do business and is in good standing in all jurisdictions in which the nature of its business or ownership of its properties makes such qualification necessary and where the failure to so qualify would have a material adverse effect on its business operations or its financial condition. Purchaser’s execution of this Agreement and the performance of its obligations hereunder have been duly approved by the Board of Directors of the Purchaser.

(b) The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) violate any law to which Purchaser is subject or (ii) materially violate the terms of any agreement to which Purchaser is a party or by which it is bound.

(c) Purchaser represents that Purchaser’s balance sheet and income statement as of and for the year ended December 31, 2003 attached hereto as Schedule 7(c) fairly presents the financial condition of Purchaser. There has been no material adverse change in the business, properties, personnel, clientele or financial condition of Purchaser since December 31, 2003.

(d) There presently is no material claim, legal action, suit, arbitration, or governmental investigation of or relating to Purchaser or its business or its shareholders, including, by way of illustration, but not limitation, any activity by the Office of Thrift Supervision or any other bank regulatory agency pending or, to the Purchaser’s knowledge, threatened. Purchase has no reason to believe that any set of circumstances exists which is likely to give rise to any materially adverse governmental investigation, legal proceeding or other investigatory matter.

(e) No representation or warranty contained in this Agreement or any statement or document furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, taken as a whole, not misleading.

(f) To the Purchaser’s knowledge, except as set forth on Schedule 7(f), no consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration or filing is required by Purchaser in connection with the execution, delivery or performance of this Agreement or any other agreement, document or instrument required to be executed and delivered by Purchaser pursuant hereto or in connection herewith where the consummation of the transactions contemplated hereby would be a violation of (i) any governmental authority or any court or other tribunal or (ii) any contract, indenture, mortgage, lease, license or other agreement or instrument to which Purchaser is a party or by which Purchaser or any of its assets or properties is subject or bound.

(g) Purchaser has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement and all agreements and documents contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform the Purchaser’s obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

(h) The Purchaser has the financial resources available to it to permit it to perform all of its obligations and undertakings under this Agreement.

ARTICLE 8

BALANCE SHEET OF THE CORPORATION

AS OF THE CLOSING DATE

(a) The Sellers shall engage the independent Certified Public Accountants of the Corporation, Svadlenak, See & Company to prepare an unaudited balance sheet of the Corporation as of the Closing Date; such unaudited balance sheet is referred to herein as the “Closing Date Balance Sheet”) and the related statements of income and retained earnings for the period commencing on January 1, 2004 and ending on the Closing Date. The Closing Date Balance Sheet (and the related statement of income) shall be prepared using a modified accrual basis of accounting consistent with that used for filing the Corporation’s federal income tax returns and the December 31, 2003 financial statements of the Corporation. In furtherance of the foregoing, the Closing Date Balance Sheet (and the related statement of income) will recognize income on all agency bill items having an inception date of coverage and an invoice date prior to or as of the Closing Date. The Closing Date Balance Sheet (and the related statement of income) shall recognize income on direct bill accounts, including contingent/profit-sharing commissions only for all direct bill commissions received prior to or as of the Closing Date.

(b) No later than 15 days after the Closing Date, Svadlenak, See & Company shall also calculate the following adjustments to the Closing Date Balance Sheet (the “Adjustments”) and compile appropriate work papers detailing such adjustments, which shall be made available to Purchaser:

(i) An accrual for employee severance and any other termination costs for employees terminated on or prior to the Closing Date.

(ii) An accrual for all employee compensated absence time, including vacation and sick time which has accrued through the Closing Date, but not been paid.

(iii) The addition of the remaining estimated liability for commission payments due to Zapp Insurance Agency as of the Closing Date.

(iv) The addition of the remaining estimated liability for commission payments due to Wimberly Insurance Agency as of the Closing Date.

(v) The addition of the remaining commission payments due to Natalie Murphy as of the Closing Date.

(vi) All legal, accounting and consulting costs of the Sellers and the Corporation related to the closing of the transaction with Purchaser shall have been expensed by Corporation prior to the Closing Date, and either paid by Corporation or appear as an accrued liability on the reported Closing Date Balance Sheet.

(vii) A federal and state income tax provision (taking into account as deductions items (i), (ii) and (vi) described above) based on all financial activity as of the Closing Date, and draft stub period tax returns for the period January 1, 2004 to the Closing Date.

(c) The Adjustments set forth in ARTICLE 8(b) shall be itemized and made by Svadlenak, See & Company to the Closing Date Balance Sheet to produce what will be referred to as the “Adjusted Closing Date Balance Sheet”, and shall be delivered by Sellers to Purchaser no later than 15 days after the Closing Date.

(d) In the event that Purchaser disagrees with the Closing Date Balance Sheet and/or the Adjusted Closing Date Balance Sheet, Purchaser will provide written notice to Sellers within five (5) days of receipt of the Closing Date Balance Sheet and/or Adjusted Closing Date Balance Sheet, which notice shall state the reasons for the disagreement. Purchaser acknowledges and agrees that the Closing Date Balance Sheet and the Adjusted Closing Date Balance Sheet shall be prepared in accordance with the principles set forth in ARTICLE 8(a) and any disagreement by Purchaser pursuant to this ARTICLE 8(d) may not be based solely on the differences between generally accepted accounting principles (GAAP) and the basis of modified accrual basis of accounting used by the Corporation in accordance with past practice.

If the Purchaser and Sellers cannot agree on the Closing Date Balance Sheet and the Adjusted Closing Date Balance Sheet, then the disputed items in the Closing Date Balance Sheet and the Adjusted Effective Date Balance Sheet and related statement of income for the period then ended shall be determined by a second independent certified public accountant, who shall be selected by Purchaser and Seller, such selection to take place in no event later than 30 days after the

Closing Date. The cost of such second certified public accountant shall be borne one-half by Purchaser and one-half by Sellers. Based on the determination of the second certified public accountant, Svadlenak, See & Company shall revise accordingly the Closing Date Balance Sheet, the Adjusted Closing Date Balance Sheet and/or the related statements of income for the period then ended and shall certify the compliance of the Adjusted Closing Date Balance Sheet with the provisions of this ARTICLE 8 no later than 45 days after the Closing Date, and Purchaser shall issue the Stock Notes.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER

AND SELLERS TO PAY THE INITIAL INSTALLMENT AND TO CLOSE

(a) Purchaser’s obligation to complete this transaction and close on the purchase of the Stock shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Purchaser:

(i) The representations and warranties of Sellers and the Corporation set forth in ARTICLE 5 and ARTICLE 6 hereof shall be true, accurate and correct in all material respects at the Closing Date as though made at and as of that date, except to the extent such representations and warranties speak as of an earlier date.

(ii) The Corporation and Sellers shall have performed in all material respects all covenants and undertakings required by this Agreement to be performed by it or them on or before the Closing Date.

(iii) There shall have been no material adverse change in the financial status of the Corporation or the business operations since December 31, 2003.

(iv) There shall be no pending litigation or proceeding against the Corporation or Sellers by any third party that could reasonably be expected to have a material adverse effect on the Corporation.

(v) The Corporation and Seller shall have delivered to Purchaser all of the documents and certifications indicated in this Agreement.

(vi) Purchaser shall have received evidence satisfactory to the Purchaser of all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Purchaser and/or Sellers, in order to affect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby, none of which approvals shall impose any condition which in the judgment of Purchaser would adversely impact the anticipated economic and business benefits contemplated by transactions set forth in this Agreement or would otherwise be so burdensome as to render inadvisable consummation of this transaction.

(vii) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened by any third party which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect Purchaser if the transactions contemplated hereby are consummated.

(b) Sellers’ obligation to complete this transaction and close on the sale of the Stock shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Sellers:

(i) The representations and warranties of Purchaser set forth in ARTICLE 7 hereof shall be true, accurate and correct in all material respects at the Closing Date as though made at and as of that date, except to the extent such representations and warranties speak as of an earlier date.

(ii) Purchaser shall have performed in all material respects all covenants and undertakings required by this Agreement to be performed by it on or before the Closing Date.

(iii) There shall have been no material adverse change in the financial condition of Purchaser.

(iv) There shall be no pending material litigation or proceeding against Purchaser which could be an impediment to the closing of this transaction or have a material adverse effect on the Purchaser.

(v) Purchaser shall have entered into the Employment Agreements with Nelson and Rathbun, the forms of which are attached hereto as Exhibit 9(b)(v).

(vi) Purchaser shall have delivered to the Sellers all of the documents and certifications indicated in this Agreement.

(vii) Sellers shall have received evidence satisfactory to the Sellers of all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Purchaser and/or Sellers, in order to affect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby.

(viii) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened by any third party which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect Sellers or the Corporation if the transactions contemplated hereby are consummated.

ARTICLE 10

CONDUCT PENDING THE CLOSING DATE

(a) Purchaser, Sellers and the Corporation, jointly and severally, covenant and agree that, between the date of this Agreement and the Closing Date:

(i) No change will be made in the Corporation’s certificate of incorporation or bylaws without prior written consent of Purchaser.

(ii) Sellers will use their reasonable best efforts to (i) carry on the Corporation’s business as currently conducted, (ii) maintain and keep the Corporation’s properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) cause the Corporation to perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting its assets and business, except such obligations as the Sellers may in good faith reasonably dispute, (iv) maintain and preserve the Corporation’s business and the goodwill of its customers, (v) retain the Corporation’s present employees and customers and (vi) comply with and perform in all material respects all obligations and duties imposed upon it by all federal and state laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities. Notwithstanding anything contained in this Agreement to the contrary, if Sellers operate the Corporation’s business in accordance with this ARTICLE 10(a)(ii) and in a manner reasonably consistent with past practice between the date of this Agreement and the Closing Date, then Purchaser shall have no recourse against Sellers for any matters arising during such period.

(iii) Sellers shall provide notice to Purchaser of any written communication received by Sellers or the Corporation from any regulatory authority regarding the existence of any pending or threatened enforcement proceeding, which notice shall describe the nature of such proceeding in general terms, exclusive of any information, the disclosure which is prohibited by law.

(iv) Sellers shall not authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant or other agent or representative to entertain, solicit or encourage any inquiries or the making of any proposal which may reasonably be expected to lead to any proposal for a purchase of assets, assumption of liabilities, merger, business combination or acquisition of a substantial direct or indirect equity interest or participate in any discussions or negotiations, or provide third-parties with any information relating to any such inquiry or proposal. Sellers shall immediately inform Purchaser in writing of any such inquiries or proposals.

(v) Sellers shall afford to the officers and authorized representatives of Purchaser full access to the properties, books and records of the Corporation in order that Purchaser may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the Corporation. All documents, information and data delivered or made available to the Purchaser and its representatives pursuant to this ARTICLE 10(a)(v) shall be subject to the terms and conditions of that certain Confidentiality and Non-Disclosure Agreement dated as of January 26, 2004 between the Corporation, the Sellers and the Purchaser (the “Confidentiality Agreement”).

(vi) Sellers, the Corporation and Purchaser shall use their reasonable best efforts to promptly pursue all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Purchaser and/or Sellers, in order to affect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby. In furtherance of the foregoing, Purchaser shall make all applications and submit all necessary documents to the Office of Thrift Supervision and any other bank regulatory agency required because of Purchaser’s status as a federal savings bank no later than the fifteenth business day following the date of this Agreement. Sellers will furnish Purchaser with all information concerning the Corporation or Sellers required for inclusion in any application or statement to be made by Purchaser to or filed by Purchaser with any governmental body in connection with the transactions contemplated by this Agreement, and Sellers represent and warrant that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(vii) No change in the rate of compensation paid to any employee or producer shall be made without Purchaser’s prior written consent, which consent shall not be unreasonably withheld.

(viii) The Corporation shall not enter into any contract or agreement requiring annual payments by the Corporation in excess of $10,000, without the prior written consent of Purchaser which consent shall not be unreasonably withheld.

(ix) The Corporation shall not enter into any employment arrangement or agreement without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. The Sellers acknowledge that they shall be responsible for any discharge, liability or employment termination claims for any employee of the Corporation who has been or is terminated prior to or on the Closing.

(x) The Corporation’s aggregate dividends, distributions and bonuses will not exceed year to date net earnings of the Corporation.

ARTICLE 11

THE CLOSING

(a) The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on the last business day of the month in which Purchaser receives all requisite regulatory approvals and all other conditions set forth in ARTICLE 9 of this Agreement are satisfied or waived (other than those conditions that by their nature are satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) (the “Closing Date”) at the offices of the Purchaser’s counsel or such other time, date or place as the parties may agree. All actions and transfers taken at the Closing shall be deemed to occur simultaneously.

(b) At the Closing, Sellers shall execute and/or deliver to the Purchaser, against execution and/or delivery by Purchaser, all of the following items:

(i) A certificate by each Seller certifying that the representations and warranties of the Corporation and the Sellers are true and correct in all material respects as of the Closing Date and that the Corporation and the Sellers have performed or complied in all material respects with the obligations required to be performed by the Corporation or Sellers prior to or on the Closing Date.

(ii) Certificates representing the Stock, duly endorsed in blank by Sellers for transfer.

(iii) Resignation, effective as of the Closing Date, of each director and officer of the Corporation.

(iv) All of the minute books and stock transfer books of the Corporation.

(v) All other certificates and Exhibits, in completed form, which are required by the provisions of this Agreement.

(c) At the Closing, Purchaser shall execute and/or deliver to Sellers against execution and/or delivery by Sellers, and the Corporation the following items:

(i) The aggregate sum of $3,752,000.

(ii) The certificate of an executive officer of Purchaser certifying that the representations and warranties of Purchaser are true and correct in all material respects as of the Closing Date and that the Purchaser has performed or complied in all material respects with the obligations required to be performed by the Purchaser prior to or on the Closing Date.

(iii) All other certificates and Exhibits, in completed form, which are required by the provisions of this Agreement.

(d) Within forty-five days of the Closing, Purchaser shall issue and deliver the Stock Notes.

ARTICLE 12

TERMINATION

(a) This Agreement and all of the transactions contemplated hereby may be terminated:

(i) By mutual consent of the Purchaser and Sellers at any time.

(ii) By the Purchaser or Sellers if the Closing has not occurred on or before June 30, 2004;

(iii) On or prior to the Closing Date by Purchaser if there has been a material breach on the part of Sellers or the Corporation in any of the representations, warranties or covenants of Sellers or the Corporation contained in this Agreement and such breach has not been cured within 10 calendar days following written notice thereof from the Purchaser; or

(iv) By Sellers if there has been a material breach by Purchaser in the representations, warranties or covenants of Purchaser contained in this Agreement and such breach has not been cured within 10 calendar days following written notice thereof from the Sellers.

(b) If this Agreement is terminated pursuant to Paragraphs (i) or (ii) of ARTICLE 12(a)(i) or ARTICLE 12(a)(ii), this Agreement shall be void and neither Purchaser, on the one hand, nor Sellers or the Corporation, on the other hand, shall have any liability to the other.

(c) If this Agreement is terminated because of a material breach by either of the Sellers or the Corporation of their representations, warranties, or covenants contained in this Agreement, the Sellers and the Corporation shall be liable to the Purchaser only for the Purchaser’s out-of-pocket costs actually incurred in connection with the transactions contemplated by this Agreement prior to the termination of this Agreement, but not to exceed $100,000.

(d) If this Agreement is terminated because of a material breach by Purchaser of its representations, warranties, or covenants contained in this Agreement, Purchaser shall be liable to the Sellers and the Corporation only for the Sellers’ and the Corporation’s out-of-pocket costs actually incurred in connection with the transactions contemplated by this Agreement prior to the termination of this Agreement, but not to exceed $100,000.

(e) Notwithstanding anything contained in this ARTICLE 12 to the contrary, termination of this Agreement shall not relieve Purchaser of any of its obligations pursuant to the Confidentiality Agreement.

ARTICLE 13

OBLIGATIONS AFTER CLOSING

At or after the Closing Date, Sellers and Purchaser shall prepare, execute and deliver, with each to bear its own expenses thereof, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as shall be reasonably requested at any time or from time to time in order to perfect, confirm or evidence the transactions contemplated hereby.

ARTICLE 14

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The representations and warranties of the parties contained in ARTICLE 5, ARTICLE 6 and ARTICLE 7 of this Agreement shall survive the Closing, provided, however:

(a) Subject to ARTICLE 14(b), no claim for Losses pursuant to ARTICLE 15 may be made based upon a breach of such representations or warranties unless the non-breaching party gives notice to the breaching party prior to 18 months after the Closing Date; and

(b) Representations and warranties with respect to the ownership of the Stock and tax issues shall survive for seven years. No claim for Losses pursuant to ARTICLE 15 may be made based upon a breach representations or warranties with respect to the ownership of the Stock and tax issues unless the non-breaching party gives notice to the breaching party prior to the expiration of the seventh anniversary of the Closing Date.

ARTICLE 15

INDEMNIFICATION

The indemnification provided by this ARTICLE 15, subject to the limitations set forth in this ARTICLE 15, shall be the exclusive post-closing remedy (other than injunctive relief) available to Purchaser or Sellers for any and all Losses (as defined in this ARTICLE 15) incurred as a result of the breach by Sellers and/or the Corporation or Purchaser of any representation or warranty, covenant or agreement which is contained in this Agreement including, but not limited to, breach of any ARTICLE 5, ARTICLE 6 or ARTICLE 7 representation or warranty by Sellers, the Corporation or Purchaser.

(a) Subject to the provisions of ARTICLE 15(b), for purposes of this ARTICLE 15, the term “Loss” or “Losses” shall mean all liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ and reasonable accountants’ fees and expenses) incurred in connection with the investigation, evaluation, settlement, defense or prosecution of liabilities arising out of any misrepresentations or breach of any representation, warranty, covenant or agreement made pursuant to this Agreement.

(b) Other than in the case of intentional or reckless non-disclosure or other knowing and intentional misconduct, neither Purchaser nor Sellers shall be required to indemnify and hold harmless for the first $50,000 or any sum in excess of the Fixed Purchase Price, in the aggregate, of Losses arising from a breach of representation or warranty, covenant or agreement which is contained in this Agreement.

(c) Indemnification by Sellers. Subject to the limitations set forth herein, Sellers shall and hereby agree, jointly and severally, to indemnify and hold Purchaser (and its directors, officers, agents, and shareholders) harmless at all times against and in respect of any Losses (net of any insurance proceeds received by the Purchaser or its directors, officers, agents or shareholders for such Losses) arising out of, relating to, or resulting from: (i) any breach by Sellers or the Corporation of any representation, warranty, covenant or agreement made by Sellers or the Corporation in this Agreement; (ii) nonperformance of any obligation to be performed on the part of Sellers or the Corporation which is described in this Agreement; (iii)

any liability to, or claim of, a third party against the Corporation which (A) if known on or as of the Closing Date would properly be included in the Adjusted Closing Date Balance Sheet and (B) which was not so disclosed or included on the face of the Adjusted Closing Date Balance Sheet; or (iv) any employment discharge liability or employment termination claim or any other employment-related liabilities, obligations or claims from any employee of the Corporation whether or not known as of the Closing Date in respect of any employee terminations prior to the Closing Date.

(d) In addition to all other remedies which may be available to Purchaser under this Agreement, Purchaser shall have the right to offset Losses against all amounts to Sellers or their successors and assigns under the Stock Notes and Variable Payments referred to in ARTICLE 2(c)(ii) and ARTICLE 4 following (i) final determination of any disputes regarding such Losses pursuant to ARTICLE 17 or (ii) mutual agreement of the parties regarding such Losses.

(e) Indemnification by Purchaser. Subject to the limitations set forth herein, Purchaser shall and hereby agrees to indemnify and hold Sellers harmless at all times against and in respect of any Losses arising out of, relating to, or resulting from (i) any breach by Purchaser of any representation, warranty, covenant or agreement made by Purchaser in this Agreement; (ii) the nonperformance of any obligations to be performed on the part of the Purchaser under this Agreement; or (iii) subject to the provisions of Section 15(c)(iii) and (iv), any liability to, or claim of, a third party against the Corporation arising after the Closing Date.

ARTICLE 16

BROKERAGE

(a) Except as set forth in ARTICLE 16(b), Sellers and Purchaser represent to each other that they have not dealt with any broker or other person who may claim or be entitled to a commission in connection with the Stock transaction contemplated by the Agreement.

(b) Sellers have retained the firm of John H. Jaques, Inc. (“Jaques”) as a consultant in connection with this transaction and the Sellers or the Corporation shall be responsible for the payment of all fees charged by Jaques prior to the Closing Date.

ARTICLE 17

ARBITRATION

The parties hereto agree that any dispute or claim arising out of this Agreement, including whether such dispute or claim is arbitrable, shall be settled by arbitration. The arbitration tribunal shall consist of a panel of three arbitrators. Each party shall select one arbitrator and the parties to the arbitration shall jointly select the third arbitrator. The parties to the arbitration shall appoint the arbitrators directly by delivering a written notice of appointment, signed by all parties to the arbitration, to the American Arbitration Association (“AAA”) within forty-five (45) days after notice of intention to arbitrate is filed with the AAA. In the event the parties to the arbitration shall fail to appoint the arbitrators as provided above, the arbitrators shall be appointed by the AAA as provided in the Arbitration Rules. The arbitration proceedings shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the Arbitrators, including determination of amount of any damages suffered shall be in writing and shall specify the findings of fact and conclusions of law relied upon by the Arbitrators in arriving at their decision or award. Any decision of award of the arbitrators shall be conclusive, final and binding on the parties hereto, their heirs, executors, administrators, successors and permitted assigns. The cost of arbitration, including Arbitrator’s and administrator’s fees, and fees for records or transcripts shall be borne by the non-prevailing party, as awarded by the arbitrators.

ARTICLE 18

MISCELLANEOUS PROVISIONS

(a) Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when mailed postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses as set forth herein. An additional copy of the Notice shall also be mailed as follows:

(i) If the Notice is to Sellers or the Corporation to:

Raymond L. Nelson

13808 Stampford Drive

Houston, Texas 77077

Robert M. Rathbun

18010 Mountfield

Houston, Texas 77084

Fulbright & Jaworski L.L.P.

Attention: William H. Caudill

1301 McKinney, Suite 5100

Houston, Texas 77010

And

(ii) If the Notice is to Purchaser to:

Encore Bank

1220 Augusta Drive

Houston, Texas 77057

Attention: L. Anderson Creel

And

William T. Luedke IV

Bracewell & Patterson, L.L.P.

711 Louisiana Street, Suite 2900

Houston, Texas 77002-2781

(b) Amendment. This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein.

(c) Construction. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender as the sense and circumstances require.

(d) Survival. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

(e) Parties Bound by Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns; provided however, prior to the Closing Date, without the other party’s written consent, this Agreement and the rights and obligations hereunder, shall not be assignable by any party hereto; provided, however, that Purchaser may assign all of its rights to the within Agreement to its parent holding company or one of its wholly-owned subsidiaries or wholly-owned affiliates, although any such assignment shall not relieve Purchaser of any liabilities or obligations under this Agreement.

(f) Further Assurances. The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents and contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

(g) Headings. The article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(h) Governing Laws. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by the laws of the State of Texas.

(i) Construction. For purposes of construction, this Agreement shall not be construed more strictly against any party hereto as a result of its or its agents’ participation in such preparation.

(j) Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

(k) Written Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

(l) Publicity. Except as otherwise required by applicable laws or regulations, Sellers shall not issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other party hereto to the contents and the manner of presentation and publication thereof.

ARTICLE 19

SPECIAL PROVISIONS

(a) No employee of the Corporation or former employee thereof (or his/her spouse or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

“ENCORE BANK”

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr., Chairman and Chief Executive Officer

“CORPORATION”

By:	/s/ Raymond L. Nelson
Raymond L. Nelson, President Town & Country Insurance Agency, Inc.

“SELLERS”

By:	/s/ Raymond L. Nelson
Raymond L. Nelson

By:	/s/ Robert M. Rathbun
Robert M. Rathbun